Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Diane Spiers
Phone: 609.340.4507

Tropicana Entertainment Inc. Announces Appointment of Chief Financial Officer

ATLANTIC CITY, NJ (April 22, 2015) — Tropicana Entertainment Inc. (the “Company”) announced today it has hired Theresa (Terry) Glebocki as the Company’s new Chief Financial Officer.  Upon receipt of required governmental approvals, Ms. Glebocki will assume the position of Executive Vice President-Finance, Chief Financial Officer and Treasurer for the Company and its various subsidiaries.

“We are very pleased to have Terry Glebocki join our management team”, said Tony Rodio, the Company’s President and Chief Executive Officer. “Terry has significant experience in various financial management positions overseeing gaming company operations”,  said Rodio.

Prior to joining Tropicana Entertainment Inc., Ms. Glebocki worked for Revel Entertainment Group, LLC since 2007 overseeing both the development and financial operations and since 2013 serving as Revel’s Senior Vice President, Chief Financial Officer and Treasurer.  Prior to joining Revel, Ms. Glebocki served in various senior financial management positions for the Trump Atlantic City casino properties between 1991 and 2007, and as an auditor and assistant controller for Bally’s Grand between 1987 and 1991.  Prior to joining the gaming industry, Ms. Glebocki was a senior auditor for Deloitte & Touche.  Ms. Glebocki holds a Bachelor of Science degree in Accounting from Lehigh University and holds a Certified Public Accountant license (inactive) issued by the State of Pennsylvania.

About Tropicana Entertainment

Tropicana Entertainment Inc. is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Missouri, Mississippi, Nevada, New Jersey and Aruba. Tropicana properties collectively have approximately 7,166 employees, 5,525 rooms, 8,035 slot positions and 304 table games. The company is based in Las Vegas, Nevada. Tropicana is a majority-owned subsidiary of Icahn Enterprises, L.P. (NASDAQ:  IEP).  To learn more about Tropicana, visit our website at www.Tropicanacasinos.com